Filed Pursuant to Rule 424(b)(3)
File Number 333-158217

PROSPECTUS SUPPLEMENT NO. 2
to Prospectus dated April 9, 2009
(Registration No. 333-158217)

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated April 9, 2009 and Prospectus Supplement No. 1 dated April 28, 2009. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

This Prospectus Supplement No. 2 includes the attached proxy statement, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”): Proxy Statement on Schedule 14A filed with the SEC on April 30, 2009.

Our common stock is traded on the NYSE Amex under the symbol “NIV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is May 6, 2009.

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of NIVS IntelliMedia Technology Group, Inc., a Delaware corporation (the “Company”), to be held at the Company’s principal executive offices located at NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006, at 9:00 am Local Time on June 23, 2009.

The Annual Meeting of the Company is being held for the following purposes:

1.	To elect following persons to serve as directors:

Tianfu Li
Ruxiang Niu
Minghui Zhang
Gengqiang Yang
Charles Mo

2.	To ratify the appointment of Kempisty & Company Certified Public Accountants, P.C. as the independent registered public accounting firm of the Company for the year ending December 31, 2009;

3.	To approve the NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The board of directors recommends a vote “for” the director nominees and for each proposal listed above.

The board of directors has fixed the close of business on April 29, 2009 as the record date (the “Record Date”) for determining those stockholders who will be entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 23, 2009. The 2009 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2008 are also available at http://www.vfnotice.com/nivs.

            The Company’s Annual Report to Stockholders for the year ended December 31, 2008 is enclosed with this notice.  The following proxy statement and enclosed proxy card is being sent to each stockholder as of the Record Date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

/s/ Tianfu Li
Chief Executive Officer and
Chairman of the Board of Directors

Dated: April 30, 2009
City of Huizhou, China

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

PROXY STATEMENT

For Annual Meeting to be Held at
NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou,
Guangdong, People’s Republic of China 516006 on
June 23, 2009 at 9:00 am Local Time

This proxy statement is delivered to you by NIVS IntelliMedia Technology Group, Inc. (“we,” “us,” the “Company,” or “NIVS”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices located at NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006, on June 23, 2009 at 9:00 am Local Time (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is May 7, 2009.

The purpose of the Annual Meeting is to seek stockholder approval of three proposals: (1) electing five directors to the board of directors; (2) ratifying the appointment of Kempisty & Company Certified Public Accountants, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and (3) approving the NIVS IntelliMedia Technology Group, Inc. 2009 Onmibus Incentive Plan.

Annual Report

Our annual report to stockholders for the year ended December 31, 2008 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy and is not to be considered a part of the proxy-soliciting material.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 29, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting. There were 39,646,207 shares of common stock outstanding as of the Record Date. Each share of our common stock is entitled to one vote, and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Annual Meeting.  Abstentions and broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies. Stockholders may not cumulate their votes.

Voting Your Proxy

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy.  Even if you plan to attend the Annual Meeting, we urge you to vote in advance. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone, the Internet or mail. You should follow the instructions you receive from your nominee to vote those shares. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for (1) the election of the nominees for director named herein; (2) the reappointment of Kempisty & Company Certified Public Accountants, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and (3) the approval of the NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan.  All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Effect of Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. Under applicable NYSE Amex stock exchange rules, brokers that hold shares of our common stock in “street” name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares on certain matters without specific instructions from those customers.

Abstentions and broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have no effect on the election of the director nominees, but will be counted as votes against the ratification of the appointment of Kempisty & Company Certified Public Accountants, P.C. and the approval of the NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan.  Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm, however, brokers that do not receive instructions are not entitled to vote on the approval of the 2009 Omnibus Incentive Plan. Any broker “non-votes” will have no effect on the outcome of the matter (i.e., they will be neither a vote “for” nor a vote “against” the proposal).

Revoking Your Proxy

Any proxy given may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006.

Appraisal Rights

Under the Delaware Code, stockholders entitled to vote will not have any dissenters' rights of appraisal in connection with any of the matters to be voted on at the meeting, and we will not independently provide stockholders with any such right.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company.  In addition, the Company will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of NIVS registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Delivery of Proxy Materials to Households

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or call or write us at the following address or phone number: NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006, by telephone at 86-752-3125862. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Interest of Executive Officers and Directors

None of the Company’s executive officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting, except, to the extent that the executive officers and directors are eligible to receive awards under the 2009 Omnibus Incentive Plan, and with respect to each director, to the extent that a director is named as a nominee for election to the Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR-NOMINEES.

The Company currently has five authorized members on its board of directors. The Company’s Bylaws give the board of directors the authority to establish, increase or decrease the number of directors.   The nominees for election at the Annual Meeting of Stockholders to the Board of Directors are Tianfu Li, Ruxiang Niu, Minghui Zhang, Gengqiang Yang, and Charles Mo, all of whom currently serve on the Board of Directors and advised the Company of their willingness to serve as a member of the Company’s board of directors if elected. You can find information about the nominees below under the section “Board of Directors and Executive Officers.”

If elected, the nominees will serve as directors until NIVS’ Annual Meeting of Stockholders in 2010, or until their successors are elected and qualified.  If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the proxy holders may designate.

Vote Required

You may vote in favor or against any or all of the nominees and you may also withhold your vote as to any or all of the nominees. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of each of the nominees for director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY
THE REAPPOINTMENT OF KEMPISTY & COMPANY CERTIFIED PUBLIC ACCOUNTANTS, P.C.

The Audit Committee has recommended the reappointment of Kempisty & Company Certified Public Accountants, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  Kempisty & Company Certified Public Accountants, P.C. has served as our independent accountant since July 25, 2008, the date on which we closed a share exchange transaction pursuant to which NIVS Holding Company Limited, a British Virgin Islands corporation (“NIVS BVI”) became became our wholly-owned subsidiary.  Prior to July 25, 2008, Kempisty & Company Certified Public Accountants, P.C. served as the independent registered public accounting firm of NIVS BVI.

Stockholder ratification of the selection of Kempisty & Company Certified Public Accountants, P.C. as the Company’s independent auditors is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of Kempisty & Company Certified Public Accountants, P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Kempisty & Company Certified Public Accountants, P.C.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2008 and 2007

The following table presents fees, including reimbursements for expenses, for professional audit services rendered by Kempisty & Company Certified Public Accountants, P.C. for the audits of the Company’s annual financial statements and interim reviews of the Company’s quarterly financial statements for the years ended December 31, 2008 and December 31, 2007 and fees billed for other services rendered by Kempisty & Company Certified Public Accountants, P.C. during those periods.

	Fees for the Year Ended December 31,
	2008	2007
Audit fees (1)	$336,000	$168,000
Audit-related fees (2)	-	-
Tax fees(3)	-	-
All other fees(4)	-	-
Total audit and non-audit fees	$336,000	$168,000

(1)         These are fees for professional services performed by Kempisty & Company Certified Public Accountants, P.C. for the audit of our annual financial statements, review of our quarterly reports, and review of our Registration Statements on Form S-1.

(2)         No fees were billed for each of fiscal 2008 and fiscal 2007 for assurance and related services by the principal accountant reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)         There were no tax return preparation fees for fiscal 2008 and fiscal 2007 paid to our principal accountants.

(4)         No fees were billed for each of fiscal 2008 and fiscal 2007 for products and services provided by the principal accountant.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our audit committee to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our audit committee pre-approved the audit service performed by Kempisty & Company Certified Public Accountants, P.C. for our consolidated financial statements as of and for the year ended December 31, 2008 and 2007.

Vote Required

The affirmative vote of a majority of all votes cast or represented by proxy at the Annual Meeting is required to ratify the appointment of Kempisty & Company Certified Public Accountants, P.C. as NIVS’ independent registered public accounting firm. For purposes of the vote on this matter, abstentions will be counted as votes cast against the proposal, whereas broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although each type of vote will count toward the presence of a quorum.

PROPOSAL NO. 3

APPROVAL OF THE NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. 2009 OMNIBUS INCENTIVE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. 2009 OMNIBUS INCENTIVE PLAN.

The Board of Directors of the Company has approved and adopted the NIVS Intellimedia Technology Group, Inc. 2009 Omnibus Incentive Plan (the “Incentive Plan”) and recommend that the stockholders of NIVS approve the Incentive Plan.  Stockholder approval of the Incentive Plan is desired, among other reasons, to meet the listing requirements of the NYSE Amex.

The material features of the Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Incentive Plan, the full text of which is set forth as Appendix A to this proxy statement.

Administration

The Incentive Plan is administered by the Compensation Committee of the Company’s Board of Directors, but the Board of Directors may exercise any of the powers and authority of the Committee.  The Committee has the authority to determine, within the limits of the express provisions of the Incentive Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards.  The Committee generally has discretion to delegate its authority under the Incentive Plan to another committee of the Board or a subcommittee, or to such other party or parties, including officers of the Company, as the Committee deems appropriate.

Types of Awards

Awards under the Incentive Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards.

Stock Options.  The Committee may grant to a participant options to purchase Company common stock that qualify as incentive stock options for purposes of Section 422 of the Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof.  The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Committee.

The exercise price for stock options will be determined by the Committee in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of the Company’s common stock on the date when the stock option is granted.  Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted.  On April 27, 2009 the market price per share of the Company’s common stock was $3.69 based on the closing price of the common stock on the NYSE Amex on such date.

Stock options must be exercised within a period fixed by the Committee that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise period may not exceed five years.  The Incentive Plan provides for earlier termination of stock options upon the participant’s termination of service, unless extended by the Committee, but in no event may the options be exercised after the scheduled expiration date of the options.

At the Committee’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of the Company’s common stock held by the participant or in any other form of consideration acceptable to the Committee (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights.  The Committee may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised.

The exercise price for a SAR will be determined by the Committee in its discretion; provided, however, that in no event shall the exercise price be less than the fair market value of our common stock on the date of grant.  Upon exercise of a SAR, payment may be made in cash, shares of the Company’s common stock held by the participant or in any other form of consideration acceptable to the Committee (including one or more forms of “cashless” exercise).  SARs must be exercised within a period fixed by the Committee that may not exceed ten years from the date of grant.

Restricted Shares and Restricted Units.  The Committee may award to a participant shares of common stock subject to specified restrictions (“restricted shares”).  Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

The Committee also may award to a participant units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted units”).  The terms and conditions of restricted share and restricted unit awards are determined by the Committee.

For participants who are subject to Section 162(m) of the Code, the performance targets described in the preceding two paragraphs may be established by the Committee, in its discretion, based on one or more of the following measures (the “Performance Goals”):

•	Net income (before or after taxes)

•	Earnings per share

•	Share price

•	Net sales

•	Units sold or growth in units sold

•	Return on stockholders' equity

•	Customer satisfaction or retention

•	Return on investment or working capital

•	Expense targets

•	Working capital targets

•	Operating efficiency

•	Productivity ratios

•	Market share or change in market share

•	Operating income

•	Economic value added (the amount, if any, by which net operating income after tax exceeds a reference cost of capital)

•	EBITDA (net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization)

•	Reductions in inventory

•	Inventory turns and on-time delivery performance

The Performance Goals may be measured with respect to the Company or any one or more of its subsidiaries, divisions or affiliates, either in absolute terms or as compared to another company or companies, or an index established or designated by the Committee.  The above terms will have the same meaning as in the Company’s financial statements, or if the terms are not used in the Company’s financial statements, as applied pursuant to generally accepted accounting principles, or as used in the industry, as applicable.

Performance Awards.  The Committee may grant performance awards to participants under such terms and conditions as the Committee deems appropriate.  A performance award entitles a participant to receive a payment from the Company, the amount of which is based upon the attainment of predetermined performance targets over a specified award period.  Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Committee.

Award periods will be established at the discretion of the Committee.  The performance targets will also be determined by the Committee.  With respect to participants subject to Section 162(m) of the Code, the applicable performance targets will be established, in the Committee’s discretion, based on one or more of the Performance Goals described under the section titled “Restricted Shares and Restricted Units.”  To the extent that a participant is not subject to Section 162(m) of the Code, when circumstances occur that cause predetermined performance targets to be an inappropriate measure of achievement, the Committee, at its discretion, may adjust the performance targets or the amount or value of the performance award.

Other Stock-Based Awards.  The Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted shares, restricted units, or performance awards.  The terms and conditions of each other stock-based award will be determined by the Committee.  Payment under any other stock-based awards will be made in common stock or cash, as determined by the Committee.

Cash-Based Awards.  The Committee may grant cash-based incentive compensation awards, which would include performance-based annual cash incentive compensation to be paid to covered employees subject to Section 162(m) of the Code.  The terms and conditions of each cash-based award will be determined by the Committee.  The following material terms will be applicable to performance-based cash awards granted to covered executives subject to Section 162(m):

•
The class of persons covered consists of those senior executives of the Company who are from time to time determined by the Committee to be subject to Section 162(m) of the Code (the “covered employees”).

•
The targets for annual incentive payments to covered employees will consist only of one or more of the Performance Goals discussed under the section titled “Restricted Shares and Restricted Units” above.  Use of any other target will require ratification by the stockholders if failure to obtain such approval would jeopardize tax deductibility of future incentive payments.  Such performance targets will be established by the Committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the Code.

•
In administering the incentive program and determining incentive awards, the Committee will not have the flexibility to pay a covered employee more than the incentive amount indicated by his or her attainment of the performance target under the applicable payment schedule.  The Committee will have the flexibility, based on its business judgment, to reduce this amount.

•	The cash incentive compensation feature of the Incentive Plan does not preclude the Board or the Committee from approving other incentive compensation arrangements for covered employees.

Dividend Equivalents.  The Committee may provide for the payment of dividends or dividend equivalents with respect to any shares of common stock subject to an award under the Incentive Plan.

Eligibility and Limitation on Awards

The Committee may grant awards to any employee, director, consultant or other person providing services to the Company or its affiliates.  The maximum awards that can be granted under the Incentive Plan to a single participant in any calendar year will be 1 million shares of common stock (whether through grants of Options or Stock Appreciation Rights or other awards of common stock or rights with respect thereto) or $1 million in the form of cash-based incentive awards.

Awards Granted Under The Incentive Plan

As of the date hereof, no specific awards have been granted or are contemplated under the Incentive Plan.  In addition, the exact types and amounts of any future awards to be made to any eligible participants pursuant to the Incentive Plan are not presently determinable.  As a result of the discretionary nature of the Incentive Plan, it is not possible to state who the participants in the Incentive Plan will be in the future or the number of options or other awards to be received by a person or group.

Shares Subject to The Incentive Plan

An aggregate of 4,000,000 shares of the Company’s common stock is reserved for issuance and available for awards under the Incentive Plan, including incentive stock options granted under the Incentive Plan.

With respect to awards made under the Incentive Plan, shares of common stock underlying awards that are forfeited or canceled (as a result, for example, of the lapse of an option or a forfeiture of restricted stock), as well as any shares surrendered to or withheld by the Company in payment or satisfaction of the exercise price of a stock option or tax withholding obligations with respect to an award, will be available for additional grants under the Incentive Plan.  On the exercise of a SAR, only the number of shares actually issued will be counted against the number of shares reserved for grant under the Incentive Plan.  Shares to be issued or purchased under the Incentive Plan will be authorized but unissued shares of common stock.  Shares issued with respect to awards assumed by the Company in connection with acquisitions do not count against the total number of shares available for new awards under the Incentive Plan.

Anti-Dilution Protection

In the event of any corporate event or transaction that results in a change in the capital structure of the Company, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the Committee is empowered to make such equitable adjustments with respect to awards or any provisions of the Incentive Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of common stock subject to the Incentive Plan, the number of shares of common stock subject to and the exercise price of an outstanding award, or the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.

Amendment and Termination

The Board may at any time amend or terminate the Incentive Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards theretofore made under the Incentive Plan without the consent of the recipient.  No awards may be made under the Incentive Plan after the tenth anniversary of its effective date.  Certain provisions of the Incentive Plan relating to performance-based awards under Section 162(m) of the Code will expire on the fifth anniversary of the effective date.

Surrender of Awards and Authority to Reprice

In its discretion, and on terms agreed to between the Company and the participant, the Company may accept the surrender or cancellation of any award outstanding under the Incentive Plan.  In addition, without requiring shareholder approval, the Committee may substitute or otherwise grant a new award under the Incentive Plan in connection with the surrender or cancellation of an existing award, including the substitution or grant of (i) an option or SAR with a lower exercise price than the option or SAR being surrendered, (ii) a different type of award upon the surrender or cancellation of an option or SAR with an exercise price above the market value of the underlying stock on the date of such substitution or grant, or (iii) any other award constituting a repricing of an option or SAR.

United States Federal Income Tax Consequences

The federal income tax consequences of the issuance and exercise of awards under the Incentive Plan are as described below.  The following information is only a summary of the tax consequences of the awards, and participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options.  A participant who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the incentive stock option.  If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) the Company will not be entitled to a deduction with respect to the shares of stock so issued.  If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale.  Also in that case, the Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant.  Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock.  A sale for less than the option price results in a capital loss.

The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

Nonqualified Stock Options.  A participant who is granted a nonqualified stock option under the Incentive Plan will not recognize any income for federal income tax purposes on the grant of the option.  Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares.  The Company generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.  Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights.  A participant who is granted stock appreciation rights will normally not recognize any taxable income on the receipt of the SARs.  Upon the exercise of a SAR, (a) the participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of the Company’s common stock from the date of grant of the SAR to the date of exercise); and (b) the Company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Shares.  A participant will not be taxed at the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Section 83(b) of the Code to include in income the fair market value of the restricted shares as of the date of such transfer.  The Company will be entitled to a corresponding deduction.  Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer).  To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the employee as dividends and will not be deductible by the Company.

Restricted Units.  A participant will normally not recognize taxable income upon an award of restricted units, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions.  Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and the Company will be entitled to a deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Cash-Based Awards.  Normally, a participant will not recognize taxable income upon the grant of performance awards, other stock-based awards and cash-based awards.  Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant.  The Company also will then be entitled to a deduction in the same amount.

Tax Deductibility of Certain Performance-Based Awards Under the Incentive Plan.  Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million.  For purposes of Section 162(m), the term “covered employee” includes the Company’s chief executive officer and the three other most highly compensated executive officers who are required to be disclosed in the Company’s proxy statement as a “named executive officer” based on the amount of their total compensation.  Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by our stockholders.  Accordingly, in order to maintain the Company’s ability to fully deduct certain incentive compensation paid pursuant to the Incentive Plan, approval of the Incentive Plan will qualify as approval of the material terms, including the Performance Goals discussed in the section titled “Restricted Shares and Restricted Units” above, under which qualifying performance-based compensation is to be paid.

Effective Date

If approved by the stockholders of the Company, the Incentive Plan will be effective as of the date of approval by the Board of Directors.  If not approved by the stockholders, any previously issued awards will be terminated and no awards will be made under the Incentive Plan.

Vote Required

Approval of the Incentive Plan will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy and voting at the Annual Meeting, assuming the presence of a quorum.  For purposes of the vote on this matter, abstentions will be counted as votes cast against the proposal, whereas broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although each type of vote will count toward the presence of a quorum.  If the stockholders do not approve the Incentive Plan, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the Company and its stockholders.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Our executive officers, our current directors, and our director nominees who have been nominated for election as directors at the Annual Meeting, the positions held by them and their ages as of April 29, 2009 are as follows:

Name	Age	Position
Tianfu Li	39	Chief Executive Officer and Chairman of the Board and director nominee
Gengqiang Yang	28	Chief Operating Officer and director and director nominee
Ailing Liu	36	Production Manager
Simon Zhang	45	Interim Chief Financial Officer and Corporate Secretary
Dongquan Zhang	37	Chief Technology Officer
Lichun Zhang	38	Marketing Manager
Kwok Fu (“Jason”) Wong	35	Vice President Investor Relations
Charles Mo	58	Director and director nominee
Ruxiang Niu	46	Director and director nominee
Minghui Zhang	40	Director and director nominee

Tianfu Li began serving as our Chief Executive Officer and Chairman of the Board on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Li was the Chief Executive Officer and Chairman of the Board of NIVS BVI.  As Chief Executive Officer, Mr. Li has been responsible for formulating the operating policies and long-term development plans for our company.  From July 1989 to June 1993, Mr. Li held a number of positions at Sino-European (Huizhou) Electronics Co., Ltd., a company that manufactures and sells car audio products, including Assistant Engineer, Production Director, Quality Engineer, Research and Development Engineer, and Director of Developing Projects, and was responsible for offering technical support for first-line production, production management, and quality control. Mr. Li was also responsible for the plan, exercise, and completion of new projects. Mr. Li left Sino-European (Huizhou) Electronics Co., Ltd. in June 1993. Also, prior to January 1998 when he founded NIVS (Huizhou) Audio & Video Tech. Co., Ltd. (“NIVS PRC”), Mr. Li collaborated with business contacts and associates on the research, development, production, and sale of VCD and DVD players. Mr. Li received a bachelor’s degree in radio communication from the South China University of Technology in 1989.

Gengqiang Yang began serving as a director of our company on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Yang served as a director of NIVS BVI beginning in June 2007. Since July 2004, Mr. Yang has served as Chief Operating Officer of NIVS BVI and is responsible for planning business strategy related to video and audio products, establishing policies for video and audio industry development, overseas business exploration, and global cooperation and planning of video and audio products.  From June 2001 to June 2004, Mr. Yang served as Superintendent of NIVS BVI and was responsible for strategy planning related to NIVS BVI audio and video products, formulating development policies related to the audio and video industry, and exploring overseas business and global planning for NIVS BVI audio and video products. From March 1999 to May 2001, Mr. Yang served as Technician of NIVS BVI and was responsible for analyzing and solving production problems, on-site production instruction, coordinating with the production department to resolve technical issues, improving production processes, maintaining production equipment, and improving production technology. Mr. Yang received a bachelor’s degree in electronic technology from Huizhou University in 1999.

Ailing Liu began serving as our Production Manager on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Ms. Liu served as Production Manager of NIVS BVI beginning in June 2006. As Production Manager, Ms. Liu is responsible for implementing production plans, organizing production, production problem solving, production quality improvement, and daily maintenance of production equipment and appliances. From March 2000 to June 2006, Ms. Liu served as Production Director of NIVS BVI and was responsible for managing the production department, executing production plans, production quality and efficiency, cost control, and coordinating internal factory management and staff management. Ms. Liu received a bachelor’s degree in business from Xiaogan College in 1997.

Simon Zhang began serving as our Interim Chief Financial Officer and Corporate Secretary in January 2009.   Since January 2008, Mr. Zhang has served as the CFO of Yinlips Technology, Inc., a company that designs, manufactures and markets CRT, LCD, and portable electronic devices.  Until we name a permanent CFO, Mr. Zhang will spend approximately half of his time performing his duties as our CFO and the other half of his time as the CFO of Yinlips.  From July 2007 to December 2007, Mr. Zhang served as Chief Financial Officer of Evergreen Investment Inc., a holding company which focuses on restaurant investments. From January 2006 to June 2007, Mr. Zhang was the financial controller of Kapila Corporation, a company primarily engaged in textile trading.  From January 2003 to December 2005, Mr. Zhang was an accountant at Flycomputer, an information technology firm.  Mr. Zhang received a diploma in Financial Management in 2004 from the British Columbia Institute of Technology and a Master of Science in 1989 from Wuhan University.

Dongquan Zhang began serving as our Chief Technology Officer on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Zhang served as Chief Technology Officer of NIVS BVI beginning in March 2002. As Chief Technology Officer, Mr. Zhang is responsible for product development, project management, market analysis, and market exploration. Mr. Zhang received a master’s degree in computer science from Qing Hua University in 2000.

Lichun Zhang began serving as our Marketing Manager on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Zhang served as Marketing Manager of NIVS BVI beginning in March 2002. As Marketing Manager, Mr. Zhang is responsible for managing operation development, improving sales, production quality, and approving potential projects. Mr. Zhang received a bachelor’s degree in marine engineering from Jiangsu Maritime University in 1991.

Kwok Fu “Jason” Wong has served as our Vice President Investor Relations since October 2008.  As Vice President Investor Relations, Mr. Wong develops and implements our investor relations strategies, in addition to assisting in the preparation of public disclosure documents.  From February 2007 to October 2008, Mr. Wong served as Executive Vice President, Investor Relations for China Display Technologies, Inc. (CDYT.OB), a company that designs, manufactures and markets backlights for LCDs. From June 2005 to February 2007, Mr. Wong worked with Suny Optoelectronics Co., Limited, a subsidiary of China Display Technologies, Inc., serving as its Marketing and Communication Manager and then as its Investor Relations Manager.  From December 2001 to May 2005 and from August 2000 to October 2001, Mr. Wong served as an education officer at The Conservancy Association, an environmental organization located in Hong Kong.  Mr. Wong received a Master’ Degree in Environmental Science and Technology from City University of Hong Kong in 2005 and a Bachelor’s Degree in Applied Biology, graduating with honors, from City University of Hong Kong in 1998.

Charles Mo began serving as a director of our company in January 2009. Mr. Mo is a Certified Public Accountant with over twenty-five years of experience in public and corporate accounting and finance and has held his CPA license since 1980.  Since June 2005, Mr. Mo has served as the General Manager of Charles Mo & Co., a corporate consulting company, and focuses on general management duties. From October 1999 to May 2005, Mr. Mo served as Chief Operating Officer and Chief Financial Officer of Coca-Cola Shanghai, a beverage company, and was responsible for sales, finance, logistics, production, and general management. From December 1998 to September 1999, Mr. Mo served as Finance Director of Fisher Rosemount Shanghai. From August 1996 to November 1998, Mr. Mo served as Chief Financial Officer of Nike China, an athletic goods company, and was responsible for overseeing finance, human resources, and logistics. From January 1995 to August 1996, Mr. Mo served as Controller and Acting General Manager for Polaroid China, a camera and consumer electronics company. From August 1982 to December 1994, Mr. Mo served as Audit Manager and held various financial management positions for Wang Laboratories, a computer company. From 1978 to 1982, Mr. Mo served as an Accountant and Auditor for the accounting businesses of Ernst & Young and Thomas Allen, CPA.  Mr. Mo has served as an independent director of China Ritar Power Corp. (OTCBB:CRTP), a manufacturer of lead-acid batteries in China, since August 2008, and OmniaLuo, Inc. (OTCBB:OLOU), a manufacturer and seller of women’s clothing in China, since January 2008.  Mr. Mo received a Bachelor of Arts degree in Business Administration in 1974 from HK Baptist College and an MBA in accounting in 1976 from California State University-Fullerton.

Ruxiang Niu began serving as a director of our company in December 2008.  From January 2007 to October 2008, Mr. Niu served as the Vice General Manager of Shanghai Pudong Real Estate Trust Investment Company Limited, a real estate investment company, and was responsible for real estate investments. From December 2005 to December 2006, Mr. Niu served as the Chief Executive Officer of Beijing Bangsheng Investment Company Limited, a financial investment company, and was responsible for investments, mergers and acquisitions and company financing, and also served as the Chief Capital Consultant of Shirong (Shenzhen) International Financial Group, a financial investment company, and was responsible for investments, mergers and acquisitions and company financing. From March 2003 to November 2005, Mr. Niu served as the Chief Executive Officer of Beijing Dovon Net Company Limited, a financial investment company, and was responsible for financing and investment communications. From March 2000 to December 2002, Mr. Niu served as the Assistant to the Chief Executive Officer of Shidean (Shenzhen) Technologies Company Limited, an electronic intelligent security company, and was responsible for managing the company’s Electronic Research Center and building intelligent electronic systems. From September 1999 to July 2000, Mr. Niu served as an Associate Professor at Macau University. From March 1995 to August 1996, Mr. Niu served as the Vice General Manager of China Golden Net Investment Company Limited, a financial investment company, and was responsible for website operation and investment. Mr. Niu received a PhD in international finance from the Hong Kong Polytechnic University in 2008.

Minghui Zhang began serving as a director of our company in December 2008.  Since April 2006, Mr. Zhang has served as the Deputy Governor of Shanghai Pudong Development Bank and is responsible for the management and improvement of its bank credit business, international business, and settlement of accounts. From November 2002 to April 2006, Mr. Zhang served as the Product Manager and Assistant Branch Governor of Shenzhen Pingan Bank and was responsible for the development and marketing of credit and financing products. From July 1991 to November 2002, Mr. Zhang served as the Investment Manager of Jilin Provence Trust and Investment Company Limited, a financial investment and trust company, and was responsible for mergers and acquisitions and financing projects. Mr. Zhang received a master’s degree in business from Jilin University in 2007 and has been a Chartered Certified Public Accountant in China since 1996.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted on our corporate website located at www.nivsgroup.com/english/, and is available in print, without charge, upon written request to us at NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006. We intend to post promptly any amendments to or waivers of the Code on our corporate website.

Family Relationships

There are no family relationships among any of the officers and directors.

The Board of Directors and Committees

Subject to certain exceptions, under the listing standards of the NYSE Amex, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the non-management directors, Ruxiang Niu, Minghui Zhang, and Charles Mo is an “independent” director as defined by the listing standards of NYSE Amex currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Amex rules.

Legal Proceedings

None of the nominees nor any director or executive officer has been involved in the certain legal proceedings listed in Item 401 of Regulation S-K.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

During the year ended December 31, 2008, the board of directors met five times.  The Audit Committee, Compensation Committee, and Nominating Committee was formed in August 2008.  From August 2008 to December 2008, the Audit Committee met once and the Compensation Committee and Nominating Committee did not hold a meeting.  Each director attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which they served.  The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders.

Board Committees

Audit Committee.  We established our Audit Committee in August 2008. The Audit Committee consists of Ruxiang Niu, Minghui Zhang, and Charles Mo, each of whom is an independent director. Charles Mo, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

—
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

—
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on our corporate website at: www.nivsgroup.com/english/.

Compensation Committee.  We established our Compensation Committee in August 2008. The Compensation Committee consists of Ruxiang Niu, Minghui Zhang, and Charles Mo, each of whom is an independent director. Charles Mo is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is posted on our corporate website at: www.nivsgroup.com/english/.

Nominating Committee.  The Nominating Committee consists of Ruxiang Niu, Minghui Zhang, and Charles Mo, each of whom is an independent director. Charles Mo is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is posted on our corporate website at: www.nivsgroup.com/english/.

 The Director Nomination Process

Our Board of Directors considers nominees from all sources, including stockholders. Stockholder nominees are evaluated by the same criteria used to evaluate potential nominees from other sources. Pursuant to NYSE Amex regulations, we are required to maintain a board that consists of a majority of independent directors.  Minimally, nominees should have a reputation for integrity, honesty and adherence to high ethical standards. They should have demonstrated business experience and the ability to exercise sound judgment in matters related to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company. In addition, they should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of the Company or to fulfill the responsibilities of a director. The value of diversity on the Board should be considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. Additionally, the Board of Directors considers the respective qualifications needed for directors serving on various committees of the board, and serving as chairs of such committees, should be taken into consideration. In recruiting and evaluating nominees, the Board of Directors considers the appropriate mix of skills and experience and background needed for members of the board and for members of each of the board’s committees, so that the board and each committee has the necessary resources to perform its respective functions effectively. The Board of Directors also believes that a prospective nominee should be willing to limit the number of other corporate boards on which he or she serves so that the proposed director is able to devote adequate time to his or her duties to the Company, including preparing for and attending board and committee meetings. In addition, the re-nomination of existing directors is not viewed as automatic, but based on continuing qualification under the criteria set forth above. In addition, the Board of Directors will consider the existing director’s performance on the board and on any committee on which such director serves, which will include attendance at board and committee meetings.

Director Nominees by Stockholders. The Board of Directors will consider nominees recommended in good faith by our stockholders as long as these nominees for the appointment to the board of directors meet the requirements set forth above. Possible candidates who have been suggested by stockholders are evaluated by the Board of Directors in the same manner as are other possible candidates.

Executive Sessions

Non-management directors meet in executive sessions without our management. Non-management directors are those directors who are not also our executive officers and include directors, if any, who are not independent by virtue of the existence of a material relationship with our company. Executive sessions are led by our Audit Committee Chairman.  An executive session is typically held in conjunction with each regularly scheduled Audit Committee meeting and other sessions may be called by the Audit Committee Chairman in his own discretion or at the request of the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on July 25, 2008, we were a “blank check” shell company named SRKP 19, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The only officers and directors of SRKP 19, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 19’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities.  Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 19 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by NIVS BVI until the closing of the Share Exchange, including for the year ended December 31, 2007 and the period from January 1, 2008 to July 25, 2008.  The Chief Executive Officer and Chairman of the Board of NIVS BVI, Tianfu Li, determined the compensation for himself and the other executive officers of NIVS BVI that was earned in fiscal 2007 and the period from January 1, 2008 to July 25, 2008 after consulting with the board members of NIVS BVI. In addition, the Board of Directors of NIVS BVI approved the compensation. From January 1, 2008 to July 25, 2008 and during the fiscal years of 2007, 2006 and 2005, the compensation for NIVS BVI’s named executive officers consisted solely of each executive officer’s salary and cash bonus.  The Board of Directors of NIVS BVI believe that the salaries paid to our executive officers during 2007 and the period from January 1, 2008 to July 25, 2008 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to NIVS BVI, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of NIVS BVI were appointed as our executive officers and we adopted the compensation policies of NIVS BVI, as modified for a company publicly reporting in the United States.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China. In determining market rate, we review statistical data collected and reported by the Huizhou City Labor Bureau which is published monthly. The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors. In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Huizhou city as a consumer electronics manufacturer. Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector. Once we determine the overall compensation levels for our officers based on the benchmarks, we allocate a certain portion of the total compensation to salary, which is paid during the fiscal year, and allocate the remainder to bonus, which will be paid after the end of the fiscal year if corporate and individual performance goals are met.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization. Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused.  Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.  Generally, the amount of a bonus, when awarded, will be equal to one month's salary plus 5% to 25% of the individual's annual salary.  If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range.  If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range.  In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.  For 2008, the amounts of the bonuses were determined in relation to overall compensation levels, which were based on roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector in Huizhou City, China.  A certain portion of total compensation was allocated to salary and the remainder was allocated to bonus based on achievement of corporate and individual performance goals.  In 2008, our corporate performance had improved in line with internal goals, including an increase in revenue and profitability.  We also experienced success in savings for selling expenses as a percentage of revenue.  Based on the attainment of internal corporate goals, in addition to Tianfu Li’s and Ling Yi’s contributions on an individual level, Tianfu Li and Ling Yi earned cash bonuses for 2008.  Tianfu Li received a cash bonus of $10,500, as compared to a cash bonus of $7,000 for 2007.  Ling Yi received a cash bonus of $4,000, as compared to a cash bonus of $2,500 for 2007.  The primary causes for the increase in the bonus amounts for 2008 as compared to 2007 was the achievement of corporate goals and the increase in the executive officers’ salaries.  The Compensation Committee determined the bonus award amounts for 2008 and the Board approved of the amounts.

Our board of directors established a compensation committee in August 2008 comprised of non-employee directors.  The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Prior to the formation of the compensation committee, Tianfu Li, upon consulting with our board members, determined the compensation for himself and our other current executive officers. In 2009, our compensation committee will determine compensation levels for our executive officers. We have established a compensation program for executive officers for 2009 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  For 2009, bonuses for executive officers will be based on company and individual performance factors, as described above.

After listing on NYSE Amex in March 2009, we intend to adjust our bonus evaluations upwards in 2009, but, in such case, we do not intend to increase it by more than 20%. We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company.  We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2008 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year (collectively, the “Named Executive Officers”).

Name and Position	Year	Salary ($)	Bonus ($)	Total ($)
Tianfu Li	2008	33,000	10,500	43,500
Chief Executive Officer and	2007	30,000	7,000	37,000
Chairman of the Board	2006	20,000	5,500	25,500

Ling Yi (1)	2008	15,600	4,000	19,600
Chief Financial Officer	2007	12,000	2,500	14,500
	2006	10,000	1,500	11,500

Richard Rappaport (2)	2008	-	-	-
Former President	2007	-	-	-
and Former Director	2006	-	-	-

Anthony Pintsopoulos (2)	2008	-	-	-
Former Secretary, Former Chief	2007	-	-	-
Financial Officer, and Former	2006	-	-	-
Director

(1)
In January 2009, Ling Yi resigned as Chief Financial Officer and Corporate Secretary and the Board of Directors appointed Simon Zhang as Interim Chief Financial Officer and Corporate Secretary.  Ling Yi remains with our company as a finance manager.

(2)	Upon the close of the Share Exchange on July 25, 2008, Messrs. Rappaport and Pintsopoulos resigned from all positions with us, which they held from our incorporation on December 7, 2006.

Grants of Plan-Based Awards in 2008

There were no option grants in 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

There were no option exercises or options outstanding in 2008.

Option Exercises and Stock Vested in Fiscal 2008

There were no option exercises or stock vested in 2008.

Pension Benefits

There were no pension benefit plans in effect in 2008.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2008.

Employment Agreements

We entered into one-year employment agreements with each of Ailing Liu, Gengqiang Yang, Ling Yi, Dongquan Zhang, and Lichun Zhang pursuant to which each employee was paid a monthly salary during 2008 as follows:

•	Ailing Liu was paid a monthly salary of RMB 9,000, which is approximately US$1,300.
•	Gengqiang Yang was paid a monthly salary of RMB 14,000, which is approximately US$2,100.
•	Ling Yi was paid a monthly salary of RMB 8,800, which is approximately US$1,300.
•	Dongquan Zhang was paid a monthly salary of RMB 13,000, which is approximately US$1,900.
•	Lichun Zhang was paid a monthly salary of RMB 16,000, which is approximately US$2,300.

The employment agreements provide for immediate termination upon serving written notice to an employee, in which case we must pay the employee one month's salary and any year-end bonus to which the employee is entitled. Under the employment agreements, if we violate certain termination procedures in the process of terminating an employee, we shall pay the employee twice the employee’s standard compensation as a penalty.  If an employment agreement expires without appropriate termination notification from either us or an employee, the parties are deemed to have agreed to renew the employment agreement. In such circumstance, if either party refuses to enter into a renewal agreement, that party must pay to the other party one month's salary.  The employment agreements restrict our ability to terminate the employment agreements under certain circumstances including if an employee has been employed for 15 years or more and is within 5 years from the legal age of retirement.

An employee may terminate his or her employment under certain circumstances including if we force the employee to work in a hostile environment or threat or deprival of safe and healthy working conditions.  Under the employment agreements, the employees have an obligation to maintain our commercial secrets.  The employment agreements contain general provisions for mediation and arbitration in the case of any dispute arising out of the employment agreements that cannot first be settled by consultation and negotiation.

At the completion of each year, we usually provide base salary raises to our executive officers.  For 2009, in light of the uncertainty in the global economy, our executive officers will receive salaries that are equal to the salaries paid during 2008 and under the same terms as the 2008 employment agreements.

We also entered into an employment agreement with Simon Zhang on January 16, 2009 in connection with his appointment as our Interim CFO and Corporate Secretary. The Agreement provides that we will employ Mr. Zhang until we hire a permanent CFO, provided that the agreement is not terminated earlier with at least two weeks' prior written notice by either us or Mr. Zhang.  Pursuant to the terms of the Agreement, Mr. Zhang will be paid a monthly salary of RMB20,000 (approximately USD$2,930). Pursuant to the Agreement, we will reimburse Mr. Zhang for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred in connection with the performance of Mr. Zhang's services.  The Agreement also contains provisions regarding Mr. Zhang’s agreement not to disclose any of our proprietary information, trade secrets, and confidential information.  Mr. Zhang also agreed not to solicit our clients or employees both during Mr. Zhang's term of employment and for one year following Mr. Zhang's employment with us.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2008 by members of our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Wei Lin	10,800	-	-	-	-	-	10,800
Lu Liu	10,800	-	-	-	-	-	10,800
Gengqiang Yang	10,800	-	-	-	-	-	10,800
Yucai Zhang	10,800	-	-	-	-	-	10,800

We expect to pay the directors $10,800 for their services performed in 2009.  We generally increase our director compensation approximately 5% to 10% each year.  However, this policy may change now that we are a publicly reporting company.  In light of current global financial and economic conditions, we do not plan to increase director compensation in 2009.  In December 2008, Wei Lin and Lu Liu resigned as directors and the Board of Directors appointed Ruxiang Niu and Minghui Zhang as directors.  In January 2009, the Board of Directors appointed Charles Mo as a director.  Yucai Zhang resigned as a director of our company in April 2009.

Indemnification of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this Proxy Statement on Schedule 14A required by Item 402(b) of Regulation S−K. Based on this review and discussion, the Board of Directors has concluded that the CD&A be included in the Company’s Annual Report on Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

Compensation Committee

Charles Mo, Chairman
Ruxiang Niu
Minghui Zhang

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the Record Date, based on 39,646,207 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of the Record Date, excludes 1,001,667 shares of common stock that are issuable upon the exercise of outstanding warrants.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is c/o NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006.

Common Shares Beneficially Owned
Name of Beneficial Owner	Title	Number of Shares	Percentage of Shares
Executive Officers and Directors:
Tianfu Li	Chief Executive Officer and Chairman of the Board	14,445,160	36.4%
Ruxiang Niu	Director	-	-
Minghui Zhang	Director	-	-
Gengqiang Yang	Chief Operating Officer and director	1,220,000	3.1%
Ailing Liu	Production Manager	1,200,000	3.0%
Simon Zhang	Interim Chief Financial Officer and Corporate Secretary	-	-
Dongquan Zhang	Chief Technology Officer	-	-
Lichun Zhang	Marketing Manager	-	-
Charles Mo	Director	-	-

		Common Shares Beneficially Owned
Name of Beneficial Owner	Title	Number of Shares		Percentage of Shares

Officers and Directors as a group (total of 9 persons)		16,865,160		42.5%

5% Stockholders
Richard Rappaport		2,106,425	(1)	5.2%

(1)
Includes (i) 374,400 shares and a warrant to purchase 151,467 shares owned by Mr. Rappaport; (ii) 105,300 shares and a warrant to purchase 42,600 shares owned by the Amanda Rappaport Trust, of which Mr. Rappaport is Trustee; (iii) 105,300 shares and a warrant to purchase 42,600 shares owned by the Kailey Rappaport Trust, of which Mr. Rappaport is Trustee; and (iv) 914,706 shares and a warrant to purchase 370,052 shares owned by WestPark Capital Financial Services, LLC, of which Mr. Rappaport is Chief Executive Officer and Chairman.  All warrants are currently exercisable.  Mr. Rappaport may be deemed the indirect beneficial owner of the shares and warrants referenced in (ii), (iii) and (iv) because he has sole voting and investment control over the shares and warrants.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in our stock with the SEC. Based on a review of written representations from our executive officers and directors, we believe that during the fiscal year ended December 31, 2008, all of our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of four non-employee directors who are independent under the standards adopted by the board of directors and applicable NYSE Amex rules and SEC standards. The Audit Committee represents and assists the board of directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of NIVS’ financial statements, NIVS’ compliance with legal and regulatory requirements, the qualifications and independence of NIVS’ registered public accounting firm, Kempisty & Company Certified Public Accountants, P.C., and the performance of NIVS’ internal controls and of Kempisty & Company Certified Public Accountants, P.C.

The Audit Committee has reviewed and discussed with NIVS’ management, internal finance staff, internal auditors and Kempisty & Company Certified Public Accountants, P.C., with and without management present, NIVS’ audited financial statements for the fiscal year ended December 31, 2008 and management’s assessment of the effectiveness of NIVS’ internal controls over financial reporting. The Audit Committee has also discussed with Kempisty & Company Certified Public Accountants, P.C. the results of the independent auditors’ examinations and the judgments of Kempisty & Company Certified Public Accountants, P.C. concerning the quality, as well as the acceptability, of NIVS’ accounting principles and such other matters that NIVS is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 114). In addition, the Audit Committee has received from Kempisty & Company Certified Public Accountants, P.C. the written disclosures required by Independence Standards Board Standard No. 1, as amended, and has discussed with Kempisty & Company Certified Public Accountants, P.C. their independence from NIVS and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to Kempisty & Company Certified Public Accountants, P.C. during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

Ruxiang Niu
Minghui Zhang
Charles Mo

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NIVS Holding Company Limited

NIVS Holding Company Limited (“NIVS BVI”) is our wholly-owned subsidiary and has interlocking executive and director positions with us.

Loans involving Directors, Officers, Stockholders and Affiliated Parties; Repayment

From June 2005 to November 2008, our subsidiaries entered into hundreds of loan transactions with NIVS PRC’s founder and our principal shareholder and current Chief Executive Officer and Chairman of the Board, Tianfu Li.  In these loan transactions, we would borrow funds from Mr. Li.  In addition, our subsidiaries, primarily through NIVS PRC and NIVS International (H.K.) Limited (“NIVS HK”), would lend funds to the entities that were owned and controlled by Mr. Li.  These entities controlled by Mr. Li are NIVS Investment  (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Korea Hyundai Light & Electric (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. (collectively, the “Related Companies”).  Our loans to related parties also include a loan to a supplier of Hyundai Light and Electric (HZ) Co. Ltd. in the amount of 38,474,900RMB, which is equal to approximately U.S. $5.5 million. The note carried an interest rate of 1.5% per month and was guaranteed by Hyundai Light and Electric (HZ) Co Ltd.

The amount of the loans made by our subsidiaries to the Related Companies ranged in amount.  The aggregate amount loaned from our subsidiaries to the Related Companies was approximately $13 million, $10 million, and $4 million during the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively.  The loan amounts owed to our subsidiaries by the Related Companies as of September 30, 2008 and December 31, 2007 and 2006 were approximately $7.6 million, $2.2 million, and $7.0 million, respectively.  As of September 30, 2008, our subsidiaries had an aggregate outstanding loan balance due to Mr. Li of $9.1 million and $568,063 owed to NIVS Investment (SZ) Co., Ltd.  Other than the loan to a supplier of Hyundai Light and Electric (HZ) Co. Ltd., all of the loans to and from our subsidiaries were unsecured with no fixed repayment date.  The loans were borrowed and repaid frequently.  Normally, it was agreed that the loan amounts were to be paid back to our subsidiaries within three to six months from the date of the loan transaction.

The loans to the Related Companies were for temporary funding of each of the Related Companies’ business.  The businesses of the Related Companies are as follows:  NIVS Investment (SZ) Co., Ltd. invests in various industries, including real estate developments and electronic, internet, communication and digital manufacturing and distribution; Zhongkena Technology Development develops and distributes digital media products, electronic home appliances, and portable baby-education products; Xentsan Technology (SZ) Co., Ltd. purchases and distributes electronic products and domestic commercial products; Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. is in the business of electronic and lighting products development and sales; and NIVS Information & Technology (HZ) Co., Ltd. designs, manufactures and sells computer appliance software and digital products.

Mr. Li owns and controls each of the Related Companies.  Mr. Li owns 90% of, and is a director of, NIVS Investment (SZ) Co., Ltd., which owns 60% of Zhongkena Technology Development, 51% of Xentsan Technology (SZ) Co., Ltd., and 95% of NIVS Information & Technology (HZ) Co., Ltd.  Mr. Li is also a director of Xentsan Technology (SZ) Co., Ltd.  Prior to July 2008, Mr. Li was the 100% owner of Korea Hyundai Light & Electric (Int’l) Holding Limited., which is the 100% owner of Hyundai Light & Electric (HZ) Co., Ltd.  He was also a director of the entities.  On July 18, 2008, Mr. Li sold his 100% ownership in Korea Hyundai Light & Electric (Int’l) Holding Limited to China Intelligent Electronic Holding Company Limited., which is now 100% owned by Ms. Jin Xiang Ying.  Ms. Jin Xiang Ying is an individual who is not related to Mr. Li or the Related Companies. After the transfer, Mr. Li is no longer a director of Korea Hyundai Light & Electric (Int’l) Holding Limited and Hyundai Light & Electric (HZ) Co., Ltd.  Mr. Li's sister, Ms. Li Xue Mei, is an executive director and general manager of Hyundai Light & Electric (HZ) Co., Ltd.

Upon the closing of the Share Exchange, we, a publicly reporting company under U.S. securities laws, gained ownership of the subsidiaries.  As a result, our subsidiaries became subject to the Sarbanes-Oxley Act of 2002, including Section 402’s prohibition against personal loans to directors and executive officers, either directly or indirectly.  Because the loans did not have a purpose directly related to the business operations of our company or our subsidiaries, we believe that the loans made and outstanding after the closing of the Share Exchange may violate of Section 402 of Sarbanes-Oxley, which would subject us and our chief executive officer to possible criminal, civil or administrative sanctions, penalties, or investigations, in addition to potential private securities litigation.  It was intended that all loans from our subsidiaries to our officers and directors, whether directly or indirectly, be repaid in full prior to the closing of the Share Exchange, and no further loans were to be made to such related parties after the closing of the Share Exchange, which occurred on July 25, 2008.  In November 2008, it was discovered that the loans to the entities owned by Mr. Li continued after the closing of the Share Exchange, as more fully described in the notes to the financial statements contained in this prospectus.  We made a total of 47 loans, with a total loan amount of $3,221,915, to the Related Companies after the closing of the Share Exchange.

On November 28, 2008, we and our subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Agreement”) with Mr. Li and the Related Companies.  Pursuant to the Agreement, as it was amended on December 22, 2008, each of the Related Companies agreed to completely and immediately repay all outstanding loan amounts that it owed to us and our subsidiaries and we and our subsidiaries agreed to repay $996,433 of the debt that we and our subsidiaries owed to Mr. Li.  As inducement for the Related Companies for entering into the Agreement, we and our subsidiaries agreed to, among other things, permit the amounts owed to us by the Related Companies to be off-set by amounts that we owed to Mr. Li and acknowledge that the Related Companies no longer owed any loan amounts to us or our subsidiaries.

Immediately prior to the repayments under the Agreement, our subsidiaries had an aggregate outstanding loan amount of $8,838,159 owed to Mr. Li (the “Li Debt”).  On the same date, Mr. Li, through the Related Companies, had an aggregate outstanding loan amount of $996,433 owed to our subsidiaries (the “Related Companies’ Debt”), which consisted of $996,433 owed by Korea Hyundai Light & Electric (Int'l) Holding.

Pursuant to the Agreement, the Related Companies’ Debt of $996,433 was repaid by set off against the Li Debt of $8,838,159.  As a result of the transactions contemplated by the Agreement, the Related Companies’ Debt is no longer outstanding and neither Mr. Li nor any of the Related Companies owed us or our subsidiaries any loan amount.  Moreover, immediately after the repayments under the Agreement, our subsidiaries’ remaining debt owed to Mr. Li was $7,841,726.

The parties to the Repayment Agreement also acknowledged that there were no remaining debt obligations owed to the us or our subsidiaries, either directly or indirectly, by Mr. Li, any other executive officer or director, or any related family member, of our company or subsidiaries, or any entity owned or controlled by such persons, including the Related Companies, and that no loans or similar arrangements will be made by us or our subsidiaries to such persons or entities in the future.

On December 24, 2008, we and three of our subsidiaries (NIVS BVI, NIVS HK, and NIVS PRC) entered into an agreement with Mr. Li pursuant to which the outstanding debt that we owe to Mr. Li will be converted into shares of our common stock.  According to the agreement, the shares would be issued upon the closing of our public offering, which occurred in March 2009.  The number of shares that we issued to Mr. Li was equal to the debt amount of $7,841,726 divided by the offering price of our public offering.  Based on the offering price of $3.50 per share, we issued 2,240,493 shares of common stock to Mr. Li.  As a result of the conversion, the debt is no longer outstanding, and we do not have any outstanding debt owed to Mr. Li.  As a result of the conversion, the number of shares that Mr. Li beneficially owns increased from 12,204,667 shares to 14,445,160 shares, which represents an increase of Mr. Li’s ownership of our outstanding shares of common stock from 33.1% to 36.4%, based on the 550,000 shares of common stock that we issued in our public offering.

Assignment and Transfer of Intellectual Property Rights

The founder of NIVS PRC and our principal shareholder and current Chief Executive Officer, Tianfu Li, has legal ownership of the approximately 43 patents in China, in addition to 19 patent applications, that we rely on in the operation of our business.  In July 2008, NIVS PRC entered into an assignment and transfer agreement with Mr. Li for the transfer and assignment of these patents and patent applications to NIVS PRC, in addition to other intellectual property related to our business operations.  We and Mr. Li also intend to file appropriate transfer certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal transfer of the patents and patent applications to us.  Mr. Li did not receive any additional consideration for the transfer and assignment of the intellectual property rights to NIVS PRC, other than the execution of the transfer and assignment agreement being a condition to closing of the Share Exchange, as described below.

Share Exchange

On July 25, 2008, we completed the Share Exchange with NIVS BVI and the former shareholders of NIVS BVI. At the closing, NIVS BVI became our wholly-owned subsidiary and 100% of the issued and outstanding securities of NIVS BVI were exchanged for our securities. An aggregate of 27,546,667 shares of common stock were issued to these shareholders and their designees. As of the date of this prospectus, these shareholders owned approximately 74.7% of our issued and outstanding stock. Prior to the closing of the Share Exchange, our shareholders agreed to the cancellation of an aggregate of 4,756,390 shares held by them such that there were 2,340,000 shares of common stock owned by them immediately after the Share Exchange and the initial closing of the Private Placement. The Board resigned in full and appointed Tianfu Li, Wei Lin, Lu Liu, Gengqiang Yang, and Yucai Zhang to the board of directors of our company, with Tianfu Li serving as Chairman. The Board also appointed Tianfu Li as our Chief Executive Officer, Gengqiang Yang as Chief Operating Officer, Ailing Liu as Production Manager, Ling Yi as Chief Financial Officer and Corporate Secretary, Dongquan Zhang as Chief Technology Officer, and Lichun Zhang as Marketing Manager. Each of these executives and directors were executives and directors of NIVS BVI and/or its subsidiaries.  In December 2008, Wei Lin and Lu Liu resigned as directors and the Board of Directors appointed Ruxiang Niu and Minghui Zhang as directors.  In January 2009, Ling Yi resigned as Chief Financial Officer and Corporate Secretary and the Board of Directors appointed Simon Zhang as Interim Chief Financial Officer and Corporate Secretary.  In January 2009, the Board of Directors appointed Charles Mo as a director.  In April 2009, Yucai Zhang resigned as a director from our Board.

Private Placement and Underwriting Services

Richard Rappaport, one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital, Inc., the placement agent for the equity financing, of approximately $11.8 million conducted by us in connection with the Share Exchange.  Anthony C. Pintsopoulos, an officer, director and significant stockholder of ours prior to the Share Exchange, is the Chief Financial Officer of WestPark Capital, Inc.  In addition, Debbie Schwartzberg, one of our principal stockholders, was a note holder of WestPark Capital Financial Services, LLC, the parent company of WestPark Capital, Inc.  The note, which was repaid in full in August 2008, had entitled her to a 1.5% interest in the net profits of WestPark Capital Financial Services, LLC, one of our principal stockholders prior to the Share Exchange.  Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., are also our stockholders.  Richard Rappaport is the sole owner of the membership interests of WestPark Capital Financial Services, LLC.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.  We paid WestPark Capital, Inc. a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of $896,000.  In addition, WestPark Capital, Inc. acted as the underwriter in our public offering that we closed in March 2009.  We sold a total of 550,000 shares of common stock in the public offering at $3.50, for gross proceeds of approximately $1.9 million.  As compensation for its services, WestPark Capital received a discount and commissions of $192,500, a $57,750 non-accountable expense allowance, in addition to roadshow expenses of approximately of $10,000 and legal counsel fees (excluding blue sky fees) of $40,000.  WestPark Capital also received a five-year warrant to purchase 55,000 shares of our common stock at an exercise price of $4.20 per share.

Policy for Approval of Related Party Transactions

In August 2008, we established an Audit Committee and adopted an Audit Committee Charter.  The Charter contains our policy for approval of related party transactions.  Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct as required by our policies.

Prior to adopting our Audit Committee Charter in August 2008, we did not have a policy with respect to approval of related party transactions.  In addition, prior to August 2008, our subsidiaries entered into related party loan transactions with NIVS PRC’s founder and our principal shareholder and current Chief Executive Officer and Chairman of the Board, Tianfu Li, and certain entities controlled by Mr. Li (the “Related Companies”).  Upon the closing of the Share Exchange, we intended for all loans from our subsidiaries to our officers and directors, whether directly or indirectly, be repaid in full prior to the closing of the Share Exchange, and no further loans were to be made to such related parties after the closing of the Share Exchange, which occurred on July 25, 2008.  In November 2008, it was discovered that the loans to the entities owned by Mr. Li continued after the closing of the Share Exchange, as more fully described in the notes to the financial statements contained in this prospectus.  We made a total of 47 loans, with a total loan amount of $3,221,915, to the Related Companies after the closing of the Share Exchange.  We stopped these loan transactions on November 28, 2008 and entered into a Debt Repayment and Set-Off Agreement with Mr. Li and the Related Companies pursuant to which all amounts due to us from the Related Companies was repaid and it was agreed that we would no longer loan funds to the Related Companies.

Furthermore, we continued to make the loans to the Related Companies after the adoption of our policy in August 2008 without complying with our policy.  During the period from the adoption of our policy for related party transactions in August 2008 to the cessation of loan transactions in November 2008, we made a total of 32 loans to the Related Companies, with aggregate loan amount of $1,861,841, without complying with our policy.  As a result, in November 2008, we amended our policy for approval of related party transaction in an attempt to prevent future violations of our policy.  As contained in our Amended and Restated Audit Committee Charter, as most recently amended and restated in January 2009, our revised policy requires that our Audit Committee discuss and review with management, our general counsel, our independent auditors and other appropriate parties, as applicable, any proposed loan, advance of funds, transfer of funds, creation of debt or other liability, or similar transaction with a related party, including any entity in which one of our directors or executive officers has a direct or indirect interest, prior to approving any such transaction.

In December 2008, we entered into a debt conversion agreement with Mr. Li pursuant to which our debt owed to Mr. Li would be converted to shares of common stock at the closing of our public offering, which occurred in March 2009.  The debt conversion agreement was reviewed and approved in compliance with our revised related party transactions policy.  For additional information regarding our subsidiaries’ loan transactions with Mr. Li and the Related Companies, see above at CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—Loans involving Directors, Officers, Stockholders and Affiliated Parties; Repayment.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals to be Included in Proxy Statement

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2010 annual meeting of stockholders, they must deliver a written copy of their proposal no later than February 23, 2010. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

A stockholder may wish to have a proposal presented at the 2010 annual meeting of stockholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting.  If notice of any such proposal is not received by the Company at its principal executive offices on or before March 23, 2010 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), then such proposal shall be deemed “untimely” for purposes of Securities and Exchange Commission Rule 14a-4(c).  Therefore, the persons named in the enclosed proxy card will be allowed to use their discretionary voting authority to vote on the stockholder proposal when and if the proposal is raised at the 2010 Annual Meeting of Stockholders.

If the date of our 2010 annual meeting has been changed by more than 30 days from the date of our 2009 annual meeting, stockholders’ written notices must be received by us a reasonable time before we begin to print and mail proxy materials for our 2010 annual meeting.

Mailing Instructions

In either case, proposals should be delivered to NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006., Attention:  Simon Zhang, Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006, by telephone at 86-752-3125862 specifying whether the communication is directed to the entire board or to a particular director. Stockholder letters are screened by Company personnel to filter out improper or irrelevant topics, such as solicitations, and to confirm that that such communications relate to matters that are within the scope of responsibilities of the board or a Committee.

OTHER BUSINESS

The board of directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Tianfu Li
Chief Executive Officer and
Chairman of the Board of Directors

Dated: April 30, 2009
Huizhou, China

APPENDIX A—NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan

APPENDIX A

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

2009 OMNIBUS INCENTIVE PLAN

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.
2009 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01.        Purpose.  The purpose of the NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan (as amended from time to time, the "Plan") is to assist in attracting and retaining highly competent employees, directors and consultants to act as an incentive in motivating selected employees, directors and consultants of the Company and its Subsidiaries to achieve long-term corporate objectives and to enable stock-based and cash-based incentive awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code.

1.02.        Adoption and Term.  The Plan has been approved by the Board to be effective as of April 29, 2009, subject to the approval of the stockholders of the Company.  The Plan shall remain in effect until the tenth anniversary of the Effective Date, or until terminated by action of the Board, whichever occurs sooner.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, capitalized terms shall have the following meanings:

2.01.        Affiliate means an entity in which, directly or indirectly through one or more intermediaries, the Company has at least a fifty percent (50%) ownership interest or, where permissible under Section 409A of the Code, at least a twenty percent (20%) ownership interest; provided, however, for purposes of any grant of an Incentive Stock Option, “Affiliate” means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, directly or indirectly.

2.02.        Award means any one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI, Stock Appreciation Rights described in Article VI, Restricted Shares and Restricted Stock Units described in Article VII, Performance Awards described in Article VIII, other stock-based Awards described in Article IX, short-term cash incentive Awards described in Article X or any other Award made under the terms of the Plan.

2.03.        Award Agreement means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

2.04.        Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.05.        Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company, or if no such written designation is filed, by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant's death.

2.06.        Board means the Board of Directors of the Company.

2.07.        Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(a)         The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, an Affiliate or any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities in excess of 25% of the Company Voting Securities unless such acquisition has been approved by the Board;

(b)         Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the effective date of the Plan and (ii) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the effective date of the Plan, provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i);

(c)         The consummation (i.e. closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be;

(d)       The consummation (i.e. closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, as the case may be; or

(e)       a complete liquidation or dissolution of the Company.

2.08.        Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.09.        Committee means the Compensation Committee of the Board.

2.10.        Common Stock means the common stock of the Company, par value $0.0001 per share.

2.11.        Company means NIVS IntelliMedia Technology Group, Inc., a Delaware corporation, and its successors.

2.12.        Company Voting Securities means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

2.13.        Date of Grant means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

2.14.        Dividend Equivalent Account means a bookkeeping account in accordance with under Section 11.17 and related to an Award that is credited with the amount of any cash dividends or stock distributions that would be payable with respect to the shares of Common Stock subject to such Awards had such shares been outstanding shares of Common Stock.

2.15         Exchange Act means the Securities Exchange Act of 1934, as amended.

2.16.        Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant, as further described in Section 6.02(b).

2.17.        Fair Market Value means, as of any applicable date:  (i) if the Common Stock is listed on a national securities exchange or is authorized for quotation on the Nasdaq National Market System (“NMS”), the closing sales price of the Common Stock on the exchange or NMS, as the case may be, on that date, or, if no sale of the Common Stock occurred on that date, on the next preceding date on which there was a reported sale; or (ii) if none of the above apply, the closing bid price as reported by the Nasdaq SmallCap Market on that date, or if no price was reported for that date, on the next preceding date for which a price was reported; or (iii) if none of the above apply, the last reported bid price published in the “pink sheets” or displayed on the National Association of Securities Dealers, Inc. (“NASD”), Electronic Bulletin Board, as the case may be; or (iv) if none of the above apply, the fair market value of the Common Stock as determined under procedures established by the Committee.

2.18.        Incentive Stock Option means a stock option within the meaning of Section 422 of the Code.

2.19.        Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

2.20.        Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

2.21         Non-Vested Share means shares of the Company Common Stock issued to a Participant in respect of the non-vested portion of an Option in the event of the early exercise of such Participant’s Options pursuant to such Participant’s Award Agreement, as permitted in Section 6.06 below.

2.22.        Options means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.23.        Outstanding Common Stock means, at any time, the issued and outstanding shares of Common Stock.

2.24.        Participant means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.25.        Performance Awards means Awards granted in accordance with Article VIII.

2.26.        Performance Goals means net sales, units sold or growth in units sold, return on stockholders' equity, customer satisfaction or retention, return on investment or working capital, operating income, economic value added (the amount, if any, by which net operating income after tax exceeds a reference cost of capital), EBITDA (as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization), expense targets, net income, earnings per share, share price, reductions in inventory, inventory turns, on-time delivery performance, operating efficiency, productivity ratios, market share or change in market share, any one of which may be measured with respect to the Company or any one or more of its Subsidiaries and divisions and either in absolute terms or as compared to another company or companies, and quantifiable, objective measures of individual performance relevant to the particular individual's job responsibilities.

2.27.        Plan has the meaning given to such term in Section 1.01.

2.28.        Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.01(b).

2.29.        Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.30.        Restricted Stock Unit means a unit representing the right to receive Common Stock or the value thereof in the future subject to restrictions imposed in connection with Awards granted under Article VII.

2.31.        Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

2.32.        Stock Appreciation Rights means awards granted in accordance with Article VI.

2.33         Termination of Service means the voluntary or involuntary termination of a Participant’s service as an employee, director or consultant with the Company or an Affiliate for any reason, including death, disability, retirement or as the result of the divestiture of the Participant's employer or any similar transaction in which the Participant's employer ceases to be the Company or one of its Subsidiaries.  Whether entering military or other government service shall constitute Termination of Service, or whether and when a Termination of Service shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion.

ARTICLE III

ADMINISTRATION

3.01.       Committee.

(a)         Duties and Authority.  The Plan shall be administered by the Committee and the Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants.  The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to make all factual determinations with respect to and take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable.  The Committee shall not, however, have or exercise any discretion that would disqualify amounts payable under Article X as performance-based compensation for purposes of Section 162(m) of the Code.  The Committee may delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee of the Committee or designated officers or employees of the Company.  In addition, the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or the Board.  Actions taken by the Committee or any subcommittee thereof, and any delegation by the Committee to designated officers or employees, under this Section 3.01 shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code, and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect from time to time, to the extent applicable.

(b)         Indemnification.  Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

SHARES

4.01.        Number of Shares Issuable.  The total number of shares initially authorized to be issued under the Plan shall be Four Million (4,000,000) shares of Common Stock.  The foregoing share limit shall be subject to adjustment in accordance with Section 11.07.  The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company.

4.02.        Shares Subject to Terminated Awards.  Common Stock covered by any unexercised portions of terminated or forfeited Options (including canceled Options) granted under Article VI, Restricted Stock or Restricted Stock Units forfeited as provided in Article VII, other stock-based Awards terminated or forfeited as provided under the Plan, and Common Stock subject to any Awards that are otherwise surrendered by the Participant may again be subject to new Awards under the Plan.  Shares of Common Stock surrendered to or withheld by the Company in payment or satisfaction of the Purchase Price of an Option or tax withholding obligation with respect to an Award shall be available for the grant of new Awards under the Plan.  In the event of the exercise of Stock Appreciation Rights, whether or not granted in tandem with Options, only the number of shares of Common Stock actually issued in payment of such Stock Appreciation Rights shall be charged against the number of shares of Common Stock available for the grant of Awards hereunder.

ARTICLE V

PARTICIPATION

5.01.        Eligible Participants.  Participants in the Plan shall be such employees, directors and consultants of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time.  The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year.  The designation of a Participant to receive Awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan.  The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.  Subject to adjustment in accordance with Section 11.07, in any calendar year, no Participant shall be granted Awards in respect of more than 1.0 million shares of Common Stock (whether through grants of Options or Stock Appreciation Rights or other Awards of Common Stock or rights with respect thereto) or cash-based Awards for more than $1 million.

ARTICLE VI

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.01.        Option Awards.

(a)        Grant of Options.  The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase shares of Common Stock from the Company in such number, at such price, and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee.  The terms of any Option granted under this Plan shall be set forth in an Award Agreement.

(b)       Purchase Price of Options.  Subject to the requirements applicable to Incentive Stock Options under Section 6.01(d), the Purchase Price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan shall be determined by the Committee; provided, however, that in no event shall the Purchase Price be less than the Fair Market Value on the Date of Grant.

(c)       Designation of Options.  The Committee shall designate, at the time of the grant of each Option, the Option as an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company on the Date of Grant.

(d)         Special Incentive Stock Option Rules.  No Participant may be granted Incentive Stock Options under the Incentive Plan (or any other plans of the Company) that would result in Incentive Stock Options to purchase shares of Common Stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable by the Participant in any one calendar year.  Notwithstanding any other provision of the Incentive Plan to the contrary, the Exercise Price of each Incentive Stock Option shall be equal to or greater than the Fair Market Value of the Common Stock subject to the Incentive Stock Option as of the Date of Grant of the Incentive Stock Option; provided, however, that no Incentive Stock Option shall be granted to any person who, at the time the Option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless at the time the Incentive Stock Option is granted the price of the Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable for more than five years from the Date of Grant.

(e)         Rights As a Stockholder.  A Participant or a transferee of an Option pursuant to Section 11.04 shall have no rights as a stockholder with respect to Common Stock covered by an Option until the Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which the Participant or a transferee of the Option shall have become the holder of record of any such shares covered by the Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 11.07.

6.02.       Stock Appreciation Rights.

(a)         Stock Appreciation Right Awards.  The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights.  Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non-Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously.  Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

(b)        Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but in the case of Stock Appreciation Rights granted in tandem with Options shall not be less than the Purchase Price of the related Option; provided, however, that in no event shall the Exercise Price be less than the Fair Market Value on the Date of Grant.  Upon exercise of Stock Appreciation Rights granted in tandem with options, the number of shares subject to exercise under any related Option shall automatically be reduced by the number of shares of Common Stock represented by the Option or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights.

(c)        Payment of Incremental Value.  Any payment which may become due from the Company by reason of a Participant's exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock.  In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date.  No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

6.03.       Terms of Stock Options and Stock Appreciation Rights.

(a)        Conditions on Exercise.  An Award Agreement with respect to Options or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.  In the event the Committee grants an Option or Stock Appreciation Right that would be subject to Section 409A of the Code, the Committee may include such additional terms, conditions and restrictions on the exercise of such Option or Stock Appreciation Right as the Committee deems necessary or advisable in order to comply with the requirements of Section 409A of the Code.

(b)       Duration of Options and Stock Appreciation Rights.  Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:

(i)        Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

(ii)       Termination of the Award in the event of a Participant's disability, Retirement, death or other Termination of Service as provided in the Award Agreement; or

(iii)      In the case of an Incentive Stock Option, ten years from the Date of Grant (five years in certain cases, as described in Section 6.01(d)); or

(iv)      Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.

(c)       Acceleration or Extension of Exercise Time.  The Committee, in its sole discretion, shall have the right (but shall not be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of an Option or Stock Appreciation Right (i) prior to the time such Option or Stock Appreciation Right would become exercisable under the terms of the Award Agreement, (ii) after the termination of the Option or Stock Appreciation Right under the terms of the Award Agreement, or (iii) after the expiration of the Option or Stock Appreciation Right.

6.04.        Exercise Procedures.  Each Option and Stock Appreciation Right granted under the Plan shall be exercised under such procedures and by such methods as the Board may establish or approve from time to time.  The Purchase Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that the Committee may (but shall not be required to) permit payment to be made (a) by delivery to the Company of shares of Common Stock held by the Participant, (b) by a “net exercise” method under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price, or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment under an arrangement constituting a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002).  In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company.  The Participant may not transfer to the Company in satisfaction of the Purchase Price any fractional share of Common Stock.  Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose.  Unless the Committee shall otherwise determine, any Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

6.05.        Change in Control.  Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, no accelerated vesting of any Options or Stock Appreciation Rights outstanding on the date of such Change in Control shall occur.

6.06         Early Exercise.  An Option may, but need not, include a provision by which the Participant may elect to exercise the Option in whole or in part prior to the date the Option is fully vested.  The provision may be included in the Award Agreement at the time of grant of the Option or may be added to the Award Agreement by amendment at a later time.  In the event of an early exercise of an Option, any shares of Common Stock received shall be subject to a special repurchase right in favor of the Company with terms established by the Board.  The Board shall determine the time and/or the event that causes the repurchase right to terminate and fully vest the Common Stock in the Participant.  Alternatively, in the sole discretion of the Board, one or more Participants may be granted stock purchase rights allowing them to purchase shares of Common Stock outright, subject to conditions and restrictions as the Board may determine.

ARTICLE VII

RESTRICTED SHARES AND RESTRICTED STOCK UNITS

7.01.        Award of Restricted Stock and Restricted Stock Units. The Committee may grant to any Participant an Award of Restricted Shares consisting of a specified number of shares of Common Stock issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish.  The Committee may also grant Restricted Stock Units representing the right to receive shares of Common Stock in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish.  With respect to performance-based Awards of Restricted Shares or Restricted Stock Units intended to qualify as "performance-based" compensation for purposes of Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals.  The terms of any Restricted Share and Restricted Stock Unit Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

7.02         Restricted Shares.

(a)        Issuance of Restricted Shares.  As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, or its agent, Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company.  All Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by the Participant.  Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant.  Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.02(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.02(d), free of any restrictions set forth in the Plan and the Award Agreement shall be delivered to the Participant.

(b)       Stockholder Rights.  Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.02(a), the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.02(a).

(c)        Restriction on Transferability.  None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code, except to the extent that Section 16 of the Exchange Act limits a Participant's right to make such transfers), pledged or sold prior to lapse of the restrictions applicable thereto.

(d)       Delivery of Shares Upon Vesting.  Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.04, the restrictions applicable to the Restricted Shares shall lapse.  As promptly as administratively feasible thereafter, subject to the requirements of Section 11.05, the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(e)        Forfeiture of Restricted Shares.  Subject to Sections 7.02(f) and 7.04, all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or an Affiliate as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement.  The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

(f)         Waiver of Forfeiture Period.  Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

7.03.        Restricted Stock Units.

(a)        Settlement of Restricted Stock Units.  Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after the Committee has determined that the terms and conditions applicable to such Award have been satisfied or at a later date if distribution has been deferred.  Payments to Participants with respect to Restricted Stock Units shall be made in the form of Common Stock, or cash or a combination of both, as the Committee may determine.  The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock on the date any such payment is processed.  As to shares of Common Stock which constitute all or any part of such payment, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the date certificates for such shares are first delivered to the applicable Participant.

(b)       Shareholder Rights.  Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a shareholder of the Company with respect to the shares of Common Stock covered by such Award of Restricted Stock Units.

(c)        Waiver of Forfeiture Period.  Notwithstanding anything contained in this Section 7.03 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of shares issuable upon settlement of the Restricted Stock Units constituting an Award) as the Committee shall deem appropriate.

(d)       Deferral of Payment.  If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant’s Restricted Stock Units in accordance with such terms as may be established by the Committee, subject to the requirements of Section 409A of the Code.

7.04         Change in Control.  Unless otherwise provided by the Committee in the applicable Award Agreement, no acceleration of the termination of any of the restrictions applicable to Restricted Shares and Restricted Stock Unit Awards shall occur in the event of a Change in Control.

ARTICLE VIII

PERFORMANCE AWARDS

8.01.        Performance Awards.

(a)       Award Periods and Calculations of Potential Incentive Amounts.  The Committee may grant Performance Awards to Participants.  A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period.  The Award Period shall be two or more fiscal or calendar years as determined by the Committee.  The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b)       Performance Targets.  Subject to Section 11.18, the performance targets applicable to a Performance Award may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee in its discretion.  In the case of Performance Awards to "covered employees" (as defined in Section 162(m) of the Code), the targets will be limited to specified levels of one or more of the Performance Goals.  The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period.

(c)       Earning Performance Awards.  The Committee, at or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.

(d)       Payment of Earned Performance Awards.  Subject to the requirements of Section 11.05, payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee.  The Committee, in its sole discretion, may define, and set forth in the applicable Award Agreement, such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.02.        Termination of Service.  In the event of a Participant’s Termination of Service during an Award Period, the Participant’s Performance Awards shall be forfeited except as may otherwise be provided in the applicable Award Agreement.

8.03.        Change in Control.  Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, no accelerated vesting of any Performance Awards outstanding on the date of such Change in Control shall occur.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.01.    Grant of Other Stock-Based Awards.  Other stock-based awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Committee shall determine), Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards.  Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.02.        Terms of Other Stock-Based Awards.  In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

(a)        Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b)        If specified by the Committee in the Award Agreement, the recipient of an Award under this Article IX shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award; and

(c)        The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Service prior to the exercise, payment or other settlement of such Award, whether such termination occurs because of Retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

ARTICLE X

SHORT-TERM CASH INCENTIVE AWARDS

10.01.      Eligibility.  Executive officers of the Company who are from time to time determined by the Committee to be "covered employees" for purposes of Section 162(m) of the Code will be eligible to receive short-term cash incentive awards under this Article X.

10.02.      Awards.

(a)       Performance Targets.  The Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals.  Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered "preestablished" for purposes of Section 162(m) of the Code.

(b)       Amounts of Awards.  In conjunction with the establishment of performance targets for a fiscal year or such other short-term performance period established by the Committee, the Committee shall adopt an objective formula (on the basis of percentages of Participants' salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained.  Such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

(c)        Payment of Awards.  Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year or other applicable performance period.

(d)       Negative Discretion.  Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the award that would be otherwise paid.

(e)        Guidelines.  The Committee may adopt from time to time written policies for its implementation of this Article X.  Such guidelines shall reflect the intention of the Company that all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

(f)        Non-Exclusive Arrangement.  The adoption and operation of this Article X shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best of the Company.

ARTICLE XI

TERMS APPLICABLE GENERALLY TO AWARDS
GRANTED UNDER THE PLAN

11.01.      Plan Provisions Control Award Terms.  Except as provided in Section 11.16, the terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan.  In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.  Except as provided in Section 11.03 and Section 11.07, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the holder.

11.02.           Award Agreement.  No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

11.03.      Modification of Award After Grant.  No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by express written agreement between the Company and the Participant, provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

11.04.      Limitation on Transfer.  Except as provided in Section 7.01(c) in the case of Restricted Shares, a Participant's rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant's personal representative) may exercise rights under the Plan.  The Participant's Beneficiary may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, to the extent permitted under Section 16(b) of the Exchange Act with respect to Participants subject to such Section, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for such family members, and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

11.05.      Taxes.  The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant's Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines in accordance with the following rules:

(a)        The Participant shall have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded down to the nearest whole share, whose Fair Market Value is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

(b)       In the case of Participants who are subject to Section 16 of the Exchange Act, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

11.06.      Surrender of Awards; Authorization of Repricing.  Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder approve.  Without requiring shareholder approval, the Committee may substitute a new Award under this Plan in connection with the surrender by the Participant of an equity compensation award previously granted under this Plan or any other plan sponsored by the Company, including the substitution or grant of (i) an Option or Stock Appreciation Right with a lower exercise price than the Option or Stock Appreciation Right being surrendered, (ii) a different type of Award upon the surrender or cancellation of an Option or Stock Appreciation Right with an exercise price above the Fair Market Value of the underlying Common Stock on the date of such substitution or grant, or (iii) any other Award constituting a repricing of an Option or Stock Appreciation Right.

11.07.      Adjustments to Reflect Capital Changes.

(a)       Recapitalization.  In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, the number and kind of shares available for future issuance under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year, and other determinations applicable to outstanding Awards.  The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b)       Merger.  In the event that the Company is a party to a Merger, outstanding Awards shall be subject to the agreement of merger or reorganization.  Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

(c)        Options to Purchase Shares or Stock of Acquired Companies.  After any Merger in which the Company or an Affiliate shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger.  The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion.  Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

11.08.      No Right to Continued Service.  No person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

11.09.      Awards Not Includable for Benefit Purposes.  Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

11.10.      Governing Law.  All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Delaware and construed in accordance therewith.

11.11.      No Strict Construction.  No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

11.12.      Compliance with Rule 16b-3.  It is intended that, unless the Committee determines otherwise, Awards under the Plan be eligible for exemption under Rule 16b-3.  The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

11.13.      Captions.  The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

11.14.      Severability.  Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

11.15.      Amendment and Termination.

(a)       Amendment.  The Board shall have complete power and authority to amend the Plan at any time; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which requires stockholder approval under the Code or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities.  No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award.

(b)       Termination.  The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

11.16.      Foreign Qualified Awards.  Awards under the Plan may be granted to such employees of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

11.17.      Dividend Equivalents.  For any Award granted under the Plan, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm such establishment.  If a Dividend Equivalent Account is established, the following terms shall apply:

(a)        Terms and Conditions.  Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement.  Such terms and conditions may include, without limitation, for the Participant’s Account to be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of shares of Common Stock then covered by the related Award if such shares of Common Stock had been owned of record by the Participant on such record date.

(b)       Unfunded Obligation.  Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company's general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

11.18       Adjustment of Performance Goals and Targets.  Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to adjust any Performance Goal, performance target or other performance-based criteria established with respect to any Award under the Plan if circumstances occur (including, but not limited to, unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such Performance Goal, performance target or performance-based criteria to be inappropriate in the judgment of the Committee; provided, that with respect to any Award that is intended to qualify for the "performance-based compensation" exception under Section 162(m) of the Code and the regulations thereunder, any adjustment by the Committee shall be consistent with the requirements of Section 162(m) and the regulations thereunder.

11.19       Legality of Issuance.  Notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options or Stock Appreciation Rights and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act of 1933 or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

11.20       Restrictions on Transfer.  Regardless of whether the offering and sale of Common Stock under the Plan have been registered under the Securities Act of 1933 or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Common Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act of 1933, the securities laws of any state, the United States or any other applicable foreign law.

11.21       Further Assurances.  As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

June 23, 2009

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND PROPOSAL 3.  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.	Election of Directors	FOR ALL THE NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)	NOMINEE:

		☐	☐	☐	☐	Tianfu Li
					☐	Ruxiang Niu
					☐	Minghui Zhang
					☐	Gengqiang Yang
					☐	Charles Mo

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and check the box next to each nominee(s) you wish to withhold, as shown here: ☒

2.	Approve the reappointment of Kempisty & Company Certified Public Accountants, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	Approve the NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please check here if you plan to attend the meeting.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of NIVS IntelliMedia Technology Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 2009, and hereby appoints Tianfu Li, our Chief Executive Officer and Chairman of the Board, and Simon Zhang, our interim Chief Financial Officer and Corporate Secretary, or either of them acting singly in the absence of the other, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of NIVS IntelliMedia Technology Group, Inc to be held on June 23, 2009, at 9:00 am, Local Time in Guangdong, PRC, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2 AND PROPOSAL 3 AS DESCRIBED IN THE PROXY, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

(continued, and to be signed and dated, on reverse side)